SUPER FOOD SERVICES, INC.
                3233 Newmark Drive, Dayton, Ohio 45342



                                   November 6, 1995



Dear Shareholder:

     You are cordially invited to attend our 1995 Annual Meeting of Shareholders to be held on Tuesday, December 12, 1995 at 10:00 a.m. at the Dayton Marriott Hotel, Dayton, Ohio.

     The meeting will be for the purpose of electing two Class I Directors and to transact such other business as may be properly brought before the meeting. A report on the business operations of the Company for the fiscal year ended August 26, 1995, and for the first quarter of fiscal 1996 will be presented at the meeting.

     Shareholders of the Company of record at the close of business on October 26, 1995 are entitled to vote at the Annual Meeting of Shareholders and all adjournments thereof. Since a majority of the outstanding shares of stock of the Company which are entitled to vote at the meeting must be represented to constitute a quorum, it is important that your shares be represented at this meeting whether or not you personally plan to attend. Therefore, please sign, date and return your proxy promptly in the enclosed envelope. This will not limit your rights to vote in person or attend the meeting.

     J. Harriss Covington, Chairman of the Board of Harriss & Covington Hosiery Mills died on April 29, 1995. Mr. Covington had been a member of the Company's Board of Directors since 1978. He provided outstanding advice and counsel during his directorship and we will miss his contributions and participation on the Board.

     The Company's Annual Report for the fiscal year ended August 26, 1995 is being distributed to shareholders with the accompanying Proxy Statement but does not constitute part of the Proxy Statement.

                                   Sincerely,



                                   Jack Twyman
                                   Chairman of the Board
                                   and Chief Executive Officer

                                (LOGO)

                      SUPER FOOD SERVICES, INC.
                3233 Newmark Drive, Dayton, Ohio 45342


               NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                   TO BE HELD ON DECEMBER 12, 1995


To the Shareholders of Super Food Services, Inc.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Super Food Services, Inc., a Delaware corporation, (the "Company") will be held in the Grand Ballroom of the Dayton Marriott Hotel, 1414 South Patterson Boulevard, Dayton, Ohio 45409 on Tuesday, December 12, 1995, at 10:00 o'clock a.m., Dayton Time, for the following purpose:

     1. To elect two Class I Directors to serve for a three-year term.

     2. To transact such other business as may be properly brought before the meeting or any adjournment thereof.

     A list of the shareholders entitled to vote at the Annual Meeting and any adjournment thereof will be available for inspection by any shareholder for any purpose germane to the meeting during ordinary business hours for the period of ten days prior to the meeting at the offices of the Company at 3233 Newmark Drive, Dayton, Ohio 45342 and will also be available for inspection by any shareholder at the meeting.

                                   By Order of the Board of Directors



                                   John Demos
                                   Vice Chairman, Secretary
                                   and General Counsel

Dayton, Ohio
November 6, 1995


                  IMPORTANT--YOUR PROXY IS ENCLOSED
     IT IS IMPORTANT THAT YOUR STOCK BE REPRESENTED AT THE ANNUAL MEETING IN ORDER THAT THE PRESENCE OF A QUORUM BE ASSURED AND TO
  AVOID ADDED PROXY SOLICITATION COSTS. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO SIGN, DATE AND RETURN YOUR PROXY PROMPTLY
     IN THE ENCLOSED RETURN ENVELOPE.  PLEASE READ CAREFULLY THE
       INSTRUCTIONS AS TO SIGNATURE WHICH APPEAR ON THE PROXY.

                      SUPER FOOD SERVICES, INC.
                       PROXY STATEMENT FOR THE
                    ANNUAL MEETING OF SHAREHOLDERS

                     TO BE HELD DECEMBER 12, 1995

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Super Food Services, Inc., a Delaware corporation, (the "Company") for the Annual Meeting of Shareholders of the Company to be held on December 12, 1995 (the "Annual Meeting"), or at any adjournment thereof.

     Any proxy may be revoked by the shareholder at any time prior to the voting thereof. Such solicitation is being made by mail and the Company may also use its officers and regular employees to solicit some proxies from shareholders by mail, personally, or by facsimile, telephone or telegraph, but such officers and employees will receive no extra compensation for such solicitation. The Company may request nominee banks and brokers to solicit their customers who have a beneficial interest in the Company's stock. The Company will reimburse such banks and brokers for their reasonable expenses incurred in obtaining voting instructions from beneficial owners of such stock. The cost of printing and mailing the proxy material and of this solicitation will be paid for by the Company. The Company may engage a professional proxy soliciting firm to solicit proxies from banks, brokers and other institutional owners. This Proxy Statement and the enclosed form of proxy will be first mailed or given to shareholders on or about November 10, 1995. The principal executive offices of the Company are located at 3233 Newmark Drive, Dayton, Ohio 45342 (telephone 513/439-7500).


              VOTING SECURITIES; REVOCATION; RECORD DATE

     The close of business on October 26, 1995, has been fixed as the record date for the determination of the shareholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof, notwithstanding any subsequent transfers of stock. The only shares of voting stock of the Company issued and outstanding are the Common Shares of which 10,948,814 shares were outstanding on October 26, 1995. Each Common Share is entitled to one vote.

     The presence at the Annual Meeting in person or by proxy of holders of a majority of the outstanding Common Shares of the Company entitled to vote will constitute a quorum for the conduct of business at the meeting. Abstentions and broker non-votes (shares held by brokers as to which voting instructions have not been received) will be counted for the purposes of determining the presence or absence of a quorum. If a quorum is present, a plurality of the votes cast at the meeting is required for the election of directors. "Plurality" means that the individuals who receive the largest number of votes cast "FOR" are elected as directors up to the maximum number of directors to be chosen at the Annual Meeting. In all other matters, the affirmative vote of the majority of the aggregate number of shares present at the meeting and entitled to vote on the matter shall be required for approval. The enclosed proxy may be revoked at any time before its exercise by written notice to the Secretary of the Company at Kettering Box 2323, Dayton, Ohio 45429, bearing a later date than the proxy; by executing a later-dated proxy, or by voting in person at the meeting. Proxies returned by shareholders will be voted as directed in the proxy, and if no choice is specified, such proxies will be voted FOR the election of the Class I Directors and in the discretion of the proxies, upon such other matters as may properly come before the meeting or any adjournment thereof.


           SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table shows as of the dates indicated, the total number of the Company's Common Shares beneficially owned by persons known by the Company to be the beneficial owners of more than 5% of Common Shares, as the term "beneficial ownership" has been defined by Rule 13d-3 of the Securities and Exchange Act of 1934.

Name and Address of                   Amount and Nature of
Beneficial Owner of Class             Beneficial Ownership   Percent
___________________________________   ____________________   _______
State of Wisconsin Investment Board       1,015,600 (1)       9.28%
P.O. Box 7842
Madison, Wisconsin 53707

Dimensional Fund Advisors, Inc.             553,650 (2)       5.06%
1299 Ocean Avenue
Santa Monica, California 90401

(1) The State of Wisconsin Investment Board has advised the Company that as of September 28, 1995, it held both sole voting and sole investment power with respect to all such shares.

(2) Dimensional Fund Advisors, Inc. ("Dimensional"), a registered investment advisor, is deemed to have beneficial ownership of 553,650 Common Shares of the Company as of June 30, 1995, all of which shares are held in portfolios of DFA Investment Dimensions Group, Inc., a registered open-end investment company, or in series of The DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and the DFA Participating Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional serves as investment manager. Dimensional has sole voting power with respect to 459,830 of such shares and sole investment power with respect to all of such shares. Dimensional disclaims beneficial ownership of all such shares.

Except as noted above, no other person to the knowledge of the Company beneficially owns more than 5% of the Common Shares of the Company.


                   SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth as of October 26, 1995, the number of Common Shares of the Company beneficially owned by each nominee for director and continuing director, each executive officer included in the Summary Compensation Table and all directors and executive officers as a group:

Name of                      Amount and Nature of        Percent
Beneficial Owner          Beneficial Ownership (1)(2)    of Class
______________________    ___________________________    ________
John W. Berry                      160,743 (3)             1.45%
John Demos                          87,089                   *
Dr. Thomas S. Haggai                 6,142                   *
Dr. Edward H. Jennings                 200                   *
Robert F. Koogler                   55,706                   *
Richard Metzgar                     55,205                   *
Sam Robinson                        59,472                   *
C. Elwood Shaffer                   46,713                   *
Jack Twyman                        222,505                 2.01%
All directors and
executive officers as
a group (13 persons)               738,436                 6.66%
_____________________
*  Less than 1%

(1) Included in the above number as beneficially owned are 78,082 Common Shares which the executive officers have the right to acquire through the exercise of outstanding stock options within 60 days of October 26, 1995, including 23,331 shares for Mr. Twyman, 17,500 for Mr. Robinson, 11,250 shares for Mr. Demos, 5,081 shares for Mr. Koogler and 9,331 shares for Mr. Metzgar. Shares which may be acquired through the exercise of options are treated as outstanding for the purpose of determining beneficial ownership and computing the percentages set forth above. Directors who are not employees are not eligible to receive stock options.

(2) Included in the above number are shares owned or held by spouse and shares in which the director or executive officer either has or shares voting and/or investment power even though the party disclaims any beneficial interest in such shares.

(3) Mr. John W. Berry has sole voting power and sole investment power with respect to 154,680 Common Shares held in his own name. Mr. Berry has shared voting power and shared investment power with respect to 2,133 Common Shares held in trust for his son. In addition, 3,930 Common Shares are owned by a trust of which Mr. Berry is the beneficiary.


                      1.  ELECTION OF DIRECTORS

     The Company's Restated Certificate of Incorporation, as amended, provides that there shall be three classes of directors of as nearly equal size as possible, each class being elected for a three-year term and only one class being elected each year. The total number of directors is such number as shall be fixed by the Company's By-Laws, except that the total number of directors shall not be less than six nor more than twelve. On August 30, 1995, the Board of Directors amended the By-Laws effective as of said date to decrease the stated number of directors from eight to seven. The Board of Directors is presently comprised of seven directors, three of whom are salaried employees of the Company.

     The terms of the Class I Directors expire at the 1995 Annual Meeting. The Board of Directors has nominated John Demos and Sam Robinson for re-election as Class I Directors at the Annual Meeting for a three-year term to expire at the Annual Meeting in 1998, or until their successors are duly elected. All of the nominees and the continuing directors are currently serving as members of the Board of Directors. All of the nominees have been previously elected as directors by the shareholders and have consented to be named in this proxy statement and to serve if elected.

     Unless authority is withheld as to a particular nominee or as to all nominees for Class I Directors, all proxies duly executed and received will be voted for the two nominees listed below. In the event any nominee shall cease to be a candidate for election for any reason, the proxy will be voted for a substitute nominee designated by the Board of Directors and for the remaining nominee so listed or the Board of Directors may, pursuant to the By-Laws, elect not to fill the vacancy and to reduce the number of directors to be elected. None of the nominees or continuing directors is related to any other nominee or to any executive officer of the Company or its subsidiaries by blood, marriage or adoption and there is no arrangement or understanding between directors or officers or any other person pursuant to which any nominee has been nominated. Set forth below is certain information as of October 26, 1995 concerning the two nominees for election as Class I Directors of the Company and as to the five directors of the Company whose terms will continue after the Annual Meeting, including their classes and terms, ages, present principal occupations, their business experience during the past five years and the period they have served as directors.

              NOMINEES FOR ELECTION AS CLASS I DIRECTORS
                     FOR THREE-YEAR TERM EXPIRING
                      AT THE 1998 ANNUAL MEETING

John Demos               Vice Chairman of the Board, Secretary and
Age 64                   General Counsel of the Company since
                         September 22, 1986 and a director of the Company since 1969. Mr. Demos was Executive
                         Vice President of the Company from October
                         22, 1980 to September 21, 1986, Vice
                         President from November 25, 1969 to October
                         22, 1980 and Secretary and Counsel since
                         July 3, 1968.

Sam Robinson             President and Chief Operating Officer of the
Age 55                   Company since September 22, 1986.  From
                         September 1, 1982 to September 21, 1986, Mr.
                         Robinson was Senior Vice President-Ohio
                         Operations and from August 31, 1979 to
                         August 31, 1982, Mr. Robinson was Division
                         Manager of the Company's Cincinnati, Ohio
                         Division.


           CONTINUING CLASS II DIRECTORS WHOSE TERMS EXPIRE
                      AT THE 1996 ANNUAL MEETING

John W. Berry            A director of the Company since 1969.  He is
Age 73                   Chairman of the Board of Berry Investments,
                         Inc., Dayton, Ohio, an investment firm since
                         August 1, 1986. Mr. Berry was Vice Chairman of the Board of L. M. Berry and Company, telephone directory advertising from April,
                         1986 to July 31, 1987 and Chairman of the
                         Board and Chief Executive Officer of L. M.
                         Berry and Company from 1978 to April, 1986.

C. Elwood Shaffer        A director of the Company since 1970.  Mr.
Age 82                   Shaffer was Vice Chairman of the Board of
                         the Company from September 1, 1982 to
                         September 10, 1983 and President and Chief
                         Operating Officer of the Company from April
                         8, 1970 to August 31, 1982.


          CONTINUING CLASS III DIRECTORS WHOSE TERMS EXPIRE
                      AT THE 1997 ANNUAL MEETING

Dr. Thomas S. Haggai     A director of the Company since 1971.  He is
Age 64                   Chairman of the Board of IGA, Inc., Chicago,
                         Illinois, a wholesale-owned service company since January 1, 1987. Dr. Haggai is also
                         President of Tom Haggai & Associates, Inc.,
                         High Point, North Carolina, lecturer, author and radio commentator, since 1976, and a director of Davids Limited, Australia.

Dr. Edward H. Jennings   A director of the Company since 1990.  Dr.
Age 58                   Jennings is President Emeritus and Professor
                         of Finance, Ohio State University, Columbus,
                         Ohio, since September, 1990. Dr. Jennings was President of Ohio State University from
                         September 1, 1981 to August 31, 1990.  Dr.
                         Jennings is also a director of Borden
                         Chemical & Plastics, Inc., Lancaster Colony,
                         Inc., and Hymedix, Inc.

Jack Twyman              Chairman of the Board and Chief Executive
Age 61                   Officer of the Company since November 28,
                         1972 and a director of the Company since
                         1970.  Mr. Twyman was also President and
                         Chief Operating Officer of the Company from
                         September 1, 1982 to September 21, 1986.
                         Mr. Twyman is also a director of PNC Bank, Ohio, N.A.

         Certain Information Regarding the Board of Directors

     Pursuant to the General Corporation Law of the State of Delaware, as implemented by the Company's Restated Certificate of Incorporation, as amended, and By-Laws, all corporate powers are exercised, and the Company's business, property and affairs are managed by, or under the direction of the Board of Directors. During the fiscal year ended August 26, 1995, the Board of Directors had five regular meetings. All incumbent directors attended 100% of all meetings of the Board and of each Committee of the Board of which the director was a member.

                 Committees of the Board of Directors

     The Company has standing Executive, Audit, Compensation and Stock Option and Nominating Committees. The members of each standing committee are elected by the Board of Directors at its organizational meeting following the annual shareholders meeting, each for a term of one year or until his or her successor is duly elected. The functions performed by such committees, their number of meetings and membership are as follows:

     The Executive Committee has and may exercise all of the powers of the Board of Directors when the Board of Directors is not in session, with the exception of the power to approve an amendment of the Restated Certificate of Incorporation, as amended, adopt an agreement of merger or consolidation, recommend to the shareholders the sale, lease or exchange of all or substantially all of the Company's property or assets, recommend to the shareholders a dissolution of the Company or a revocation of dissolution, amend the By-Laws of the Company, or amend, alter or repeal any resolution of the Board of Directors which by its terms provides that it shall not be amended, altered or repealed by the Executive Committee. The Executive Committee is composed of Jack Twyman, Chairman of the Board, John W. Berry, Dr. Thomas S. Haggai, Dr. Edward H. Jennings and C. Elwood Shaffer. The Executive Committee did not meet in the fiscal year ended August 26, 1995.

     The Audit Committee recommends to the Board of Directors the appointment of the independent auditors, reviews the scope of the audit and the results of the annual audit, reviews the fees of the independent auditors and approves each professional service provided by the independent auditors. The Audit Committee also reviews the scope and function of the internal audit work for propriety. The members of the Audit Committee are John W. Berry, Dr. Thomas S. Haggai, and Dr. Edward H. Jennings, none of whom is either an officer or employee of the Company. The Audit Committee held one meeting in the fiscal year ended August 26, 1995 with the Company's independent auditors and members of management.

     The Compensation and Stock Option Committee is composed of John
W. Berry, Dr. Thomas S. Haggai and Dr. Edward H. Jennings. The Committee held one meeting in the fiscal year ended August 26, 1995. The nature and scope of the Compensation and Stock Option Committee's responsibilities are set forth below under "Report on Executive Compensation."

     The Nominating Committee considers and recommends to the Board of Directors candidates for vacancies occurring from time to time and the nominees to be proposed on behalf of the Board of Directors for election to the Board of Directors to be voted upon by the shareholders at the Annual Meeting. The members of the Committee are Dr. Edward H. Jennings and C. Elwood Shaffer. There is currently one vacancy on the Nominating Committee. No formal procedure currently exists for consideration by the Nominating Committee of candidates proposed by shareholders for election as directors. The Nominating Committee did not meet during the fiscal year ended August 26, 1995 and the slate of nominees for the election of Class I Directors has been recommended by the full Board of Directors.

                      Compensation of Directors

     Directors who are not officers or employees of the Company receive (i) an annual retainer of $12,000 payable quarterly, (ii) a fee of $750 for each Board Meeting attended, and (iii) a fee of $600 for each Committee meeting attended unless the Committee meeting is held on the same day as a Board meeting in which case the fee is $300. In addition, directors receive traveling expenses. Employees of the Company who are directors receive no additional compensation for their services as directors.

            Certain Relationships and Related Transactions

     During the last fiscal year, the Company in the ordinary course of business maintained bank accounts in and relationships with PNC Bank, Ohio, N.A., Cincinnati, Ohio. The Company also has an existing loan agreement with PNC Bank, Ohio, N.A., for a $10,000,000 revolving credit facility. Jack Twyman, Chairman of the Board of Directors of the Company is a director of PNC Bank, Ohio, N.A. The Company expects to continue having banking transactions with PNC Bank, Ohio, N.A., during the current fiscal year.

     During the fiscal year ended August 26, 1995, the Company and its subsidiaries paid $2,347,000 to Thomas E. Wood, Inc., Cincinnati, Ohio, an insurance brokerage firm for insurance premiums on various forms of insurance coverage. Jack Twyman, Chairman of the Board of Directors of the Company was a shareholder of Thomas E. Wood, Inc.
In the last fiscal year, Mr. Twyman sold his stock interest and he no longer is a shareholder in said firm.

     All of the above transactions were made in the ordinary course of business and, in the opinion of management, were on substantially the same terms to the Company or its subsidiaries as those prevailing at the time from unrelated parties for comparable transactions.


          COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers and, if any, persons who own more than ten percent of the Company's Common Shares to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports relating to beneficial ownership and reports of changes in beneficial ownership of such Common Shares. Copies of these reports must also be furnished to the Company. Based solely on a review of copies of such reports furnished to the Company and on written representations from the reporting persons that no other reports were required, the Company believes that all applicable
Section 16(a) reporting requirements were complied with in the fiscal year ended August 26, 1995.

                      SUMMARY COMPENSATION TABLE

     The following table sets forth the annual and long-term compensation for the Company's Chief Executive Officer and the four highest paid executive officers, as well as the total compensation paid to each individual for services rendered in all capacities for the Company's three previous fiscal years.

                                                                               Long-Term Compensation
                                                                         ___________________________________
                                            Annual Compensation                   Awards            Payouts
                                      ______________________________________________________________________
                                                             Other                     Securities
                                                             Annual       Restricted   Underlying    LTIP        All Other
Name and                              Salary    Bonus     Compensation      Stock       Options     Payouts     Compensation
Principal Position            Year    ($)(1)    ($)(2)       ($)(3)       Awards ($)    SARs (#)      ($)           ($)
______________________________________________________________________________________________________________________________
Jack Twyman                   1995    525,000   150,000        -             -            -              -           -
Chairman of Board and         1994    525,000   160,000        -             -            -              -           -
Chief Executive Officer       1993    519,230   160,000        -             -            -              -           -

Sam Robinson                  1995    196,000    35,000        -             -            -              -           -
President and Chief           1994    195,538    38,000        -             -            -              -           -
Operating Officer             1993    189,384    38,000        -             -            -              -           -

John Demos                    1995    188,538    23,500        -             -            -              -           -
Vice Chairman, Secretary      1994    182,538    23,000        -             -            -              -           -
and General Counsel           1993    176,461    23,000        -             -            -              -           -

Robert F. Koogler             1995    123,769    14,500        -             -            -              -           -
Senior Vice President-        1994    120,769    14,000        -             -            -              -           -
Finance, Treasurer and        1993    117,769    14,000        -             -            -              -           -
Assistant Secretary

Richard Metzgar               1995    106,346    11,000        -             -            -              -           -
Senior Vice President         1994    104,308    11,000        -             -            -              -           -
Human Resources               1993    103,197    11,000        -             -            -              -           -

(1) Includes amounts deferred under the Company's Savings Plan pursuant to Section 401(k) of the Internal Revenue Code.

(2)  Incentive compensation awards under the Company's Incentive
     Compensation Plan for services rendered in the fiscal year indicated even though payments were made in the following fiscal year.

(3) Does not include items in the form of perquisites which are less than the level required for reporting which is the lesser of $50,000 or 10% of annual salary and bonus.

     Compensation Committee Interlocks and Insider Participation

     Mr. Jack Twyman, Chairman of the Board of the Company serves as a director of IGA, Inc. Dr. Thomas S. Haggai, Chairman of the Board of IGA, Inc., serves as a director of the Company and is a member of the Compensation and Stock Option Committee of the Board of Directors.

                   Report on Executive Compensation

     The Compensation and Stock Option Committee of the Board of Directors (the "Compensation Committee") is responsible for administering the executive compensation programs of the Company. With Board authorization, the Compensation Committee fixes the compensation of the Chief Executive Officer and the other executive officers of the Company elected by the Board of Directors. In addition, the Compensation Committee recommends and administers compensation plans for all officers and key employees and is authorized to grant awards under the Company's Restricted Stock Plan. The Compensation Committee also grants stock options and/or stock appreciation rights to officers and key employees of the Company under the Company's 1986 Stock Option Plan. The Compensation Committee is comprised of the three non-employee directors whose names appear at the end of this report.

                      Components of Compensation

     The executive compensation program is designed to attract and retain outstanding management personnel required for the continued growth and profitability of the Company. It also reflects conditions in the wholesale food distribution business in which the Company is engaged. The three main elements of the Company's executive compensation program are comprised of base salary, incentive compensation awards, and long-term incentives in the form of awards of stock options and grants of restricted stock. The compensation program also includes retirement and other benefits. These elements of the current compensation program for executive officers and other key employees are discussed below.

     Base Salary. The Compensation Committee annually reviews executive compensation and establishes the salaries to be paid to the Chief Executive Officer and other executive officers during the coming fiscal year. In establishing and making periodic adjustments to base salaries, the Compensation Committee considers several factors including the executive's past job performance, the duties and level of responsibility in each position, length of service in the position, competitive pay practices in the wholesale food distribution industry, the performance of the Company as a whole and recommendations made by the Chief Executive Officer. In making its decision on salary levels, the Compensation Committee does not use any predetermined formula or assign relative weights to these factors but exercises its discretion and makes a judgment after considering the foregoing factors.

     Incentive Compensation Awards. Under the Company's Incentive Compensation Plan, incentive compensation awards may be granted to executive officers and key employees of the Company and its subsidiaries based on the annual earnings performance of the Company and the performance of the individual employees during the year. A discretionary bonus fund is accrued each year for the purpose of rewarding executive officers and key employees based on criteria established by management and is generally paid in October of each year with respect to the preceding fiscal year. In considering incentive compensation awards for executives other than the Chief Executive Officer, the Compensation Committee meets with the Chief Executive Officer to evaluate the performance of the executive officers and to consider recommendations submitted by the Chief Executive Officer for incentive awards. The Compensation Committee meets in the absence of the Chief Executive Officer to evaluate his performance and to fix his incentive compensation.

     Stock Options. For many years, the Company has used stock options as a long-term compensation program for its executive officers and key employees. It is the Company's policy to provide stock options as an additional incentive to key employees and to provide key employees with an opportunity to acquire a proprietary interest in the Company. Under the Company's 1986 Stock Option Plan, the Compensation Committee may grant non-qualified and incentive stock options, with or without stock appreciation rights, to executive and key employees of the Company. No stock options or stock appreciation rights were granted in the fiscal year ended August 26, 1995. The last grant of stock options to the executive officers named in the Summary Compensation Table occurred in 1987.

     Restricted Stock.  Under the Company's 1989 Restricted Stock
Plan, the Compensation Committee may award shares of restricted stock to executive officers and key employees of the Company. No restricted stock awards were made in the fiscal year ended August 26, 1995 and there are currently no awards of restricted shares outstanding.

     Benefit Programs. The executive officers also participate in various health, life insurance and retirement benefit programs that are generally available to all salaried employees, including the Employee Stock Purchase Plan which provides a method by which employees of the Company and its subsidiaries may purchase Common Shares through payroll deductions and the Company's non-contributory 401(k) Plan which permits eligible employees to make before tax contributions to a savings plan.

         Compensation of Chairman and Chief Executive Officer

     Jack Twyman has served as Chairman of the Board and Chief Executive Officer of the Company since 1972. Mr. Twyman participates in the same executive compensation programs available to the Company's other executive officers. Mr. Twyman received a base salary of $525,000 in fiscal 1995 which was unchanged from the prior fiscal year. Mr. Twyman last received an increase in his base salary in November, 1992. Under the terms of Mr. Twyman's employment agreement as amended in 1981 which is described elsewhere in this Proxy Statement, Mr. Twyman's base salary cannot be less than $200,000 per year. Mr. Twyman's base salary has been increased since 1981 to its present level. Mr. Twyman received no stock option grants or awards of restricted stock in fiscal 1995. The Compensation Committee awarded Mr. Twyman an incentive compensation award of $150,000 for fiscal 1995. The Compensation Committee believes that the component parts of Mr. Twyman's total annual compensation in fiscal 1995 (base salary and incentive compensation) comprise a conservative compensation package relevant to the Company's peer group used in the performance graph based on Mr. Twyman's long tenure as Chief Executive Officer of the Company, his significant contributions to the Company since 1972 when he became Chairman, the performance of the Company under difficult industry conditions and Mr. Twyman's present duties and responsibilities as Chief Executive Officer. In making its decision on Mr. Twyman's compensation, the Compensation Committee did not quantify or assign relative weights to any of these factors but exercised its discretion and made a subjective determination after considering all of these factors.

     Federal Income Tax Deductibility. Effective January 1, 1994, the Omnibus Budget Reconciliation Act of 1993 added Section 162(m) to the Internal Revenue Code. Section 162(m) generally provides that certain compensation in excess of $1 million per year paid to the Company's chief executive officer and any of its four other highest paid executive officers is no longer deductible to a company beginning in the 1994 tax year unless the compensation qualifies as performance based compensation. No officer of the Company received compensation in fiscal 1995 which would result in the non-deductibility of such compensation expense to the Company. The Compensation Committee intends to review the potential effect of
Section 162(m) periodically and will take appropriate action in the future if warranted.

     Conclusion. The Compensation Committee believes that the base salaries and incentive compensation awards established for the Company's executive officers reflect appropriate levels given Company and individual performance by management during fiscal 1995. The Committee will continue to review and evaluate the Company's executive compensation programs to assure that the programs are competitive in the market place to attract and retain outstanding management employees and to appropriately award performance. The Board of Directors accepted the report of the Compensation Committee and approved the recommended adjustments in base salary and incentive compensation awards.

     This report is respectfully submitted by the Compensation and Stock Option Committee of the Board of Directors composed of:

                                              John W. Berry
                                              Dr. Thomas S. Haggai
                                              Dr. Edward H. Jennings

                          PERFORMANCE GRAPH

     The following graph compares the cumulative total shareholder return (assuming reinvestment of dividends) on the Company's Common Shares during the last five fiscal years ended August 26, 1995 with the S&P 500 Index and a group of peer companies in the wholesale food industry. The performance graph assumes an initial investment of $100.00 on August 31, 1990. The information contained in the graph is not necessarily indicative of future performance.


    Comparison of Five-Year Cumulative Total Return Among Company,
                     Peer Group and S&P 500 Index

                             Aug. 90    Aug. 91    Aug. 92    Aug. 93    Aug. 94    Aug. 95
                             _______    _______    _______    _______    _______    _______
Super Food Services, Inc.      100        79.00      63.00      62.00      74.00      85.00
Peer Group                     100       118.00     115.00     153.00     133.00     147.00
S&P 500                        100       127.00     137.00     158.00     167.00     202.00

     The composite peer group is composed of Fleming Companies, Inc., Nash Finch Company, SUPERVALU, Inc., Richfood Holdings, Inc., and Super Rite Corp., which were selected on the basis that each is primarily a wholesale food distributor. The returns of the peer group were weighted based on their respective market capitalization.

                         Employment Contracts

     In 1976, The Company entered into an employment agreement with Mr. Twyman. In 1981, Mr. Twyman's employment agreement was amended at which time the Company also entered into an employment agreement with Mr. Demos. As amended, the agreement with Mr. Twyman provides, among other things, for his continued employment as Chairman of the Board and Chief Executive Officer of the Company and its subsidiaries at an annual base salary of not less than $200,000 per year. His present annual base salary is $525,000. In the event of the permanent disability of Mr. Twyman, the Company will continue to pay him or his designated beneficiary his then prevailing base salary for a period of twelve months. If Mr. Twyman is discharged by the Company other than for cause, or if he is not continued as Chairman of the Board and Chief Executive Officer during the term of the agreement, or if the shareholders of the Company fail to re-elect him as a director of the Company, Mr. Twyman has the right to terminate the agreement and to receive his then prevailing base salary for the full term of the agreement remaining. The agreement also contains a covenant against competition for a period of twelve months after termination of employment in the event Mr. Twyman voluntarily resigns or is discharged for cause. The employment agreement with Mr. Demos is similar to that described above for Mr. Twyman and provides for an annual base salary of not less than $75,000 per year. His present annual base salary is $195,000. The agreement affords Mr. Demos the same rights afforded Mr. Twyman to terminate the agreement and receive his then prevailing annual base salary if he is not continued until the expiration date in the same executive capacity he held at the time the agreement was entered into or if the shareholders of the Company fail to re-elect him as a director of the Company. The term of the employment agreements between the Company and Mr. Twyman and Mr. Demos each terminate on the anniversary date of the agreements in the years that Mr. Twyman and Mr. Demos reach their sixty-fifth birthday. Accordingly, the term of Mr. Twyman's employment agreement will terminate on March 2, 1999 and the term of Mr. Demos' employment agreement will terminate on March 2, 1996. On October 26, 1995, the Board of Directors extended the term of Mr. Demos' employment agreement for an additional period of two years until March 2, 1998. The agreements contain no provision with respect to any change in the control of the Company.

                             Pension Plan

     The following table shows the estimated annual retirement benefits to employees in the specified remuneration and years of service classifications indicated payable upon retirement at age 65 under the Company's qualified non-contributory defined benefit Retirement Plan For Employees of Super Food Services, Inc. (the "Retirement Plan"), and if applicable, amounts attributable to the Company's Amended and Restated Supplemental Executive Retirement Plan ("Supplemental Plan"), which is a non-qualified plan maintained for certain officers which provides benefits that would otherwise be denied by certain limitations imposed on qualified benefit plans by the Internal Revenue Code (the "Code"):


   Average Earnings in
 Highest Five Consecutive
 Years of Last Ten Years                     Estimated Annual Retirement Benefits for
 Prior to Retirement Date                  Years of Credited Service At Age 65 in 1995
______________________________________________________________________________________________
                                       15          20          25          30          35
______________________________________________________________________________________________
$100,000 . . . . . . . . . . . . .  $ 19,444    $ 25,926    $ 32,407    $ 38,889    $ 45,370
 150,000 . . . . . . . . . . . . .    29,944      39,926      49,907      59,889      69,870
 200,000 . . . . . . . . . . . . .    40,444      53,926      67,407      80,889      94,370
 250,000 . . . . . . . . . . . . .    50,944      67,926      84,907     101,889     118,870
 300,000 . . . . . . . . . . . . .    61,444      81,926     102,407     122,889     143,370
 350,000 . . . . . . . . . . . . .    71,944      95,926     119,907     143,889     167,870
 400,000 . . . . . . . . . . . . .    82,444     109,926     137,407     164,889     192,370
 450,000 . . . . . . . . . . . . .    92,944     123,926     154,907     185,889     216,870
 500,000 . . . . . . . . . . . . .   103,444     137,926     172,407     206,889     241,370
 550,000 . . . . . . . . . . . . .   113,944     151,926     189,907     227,889     265,870
 600,000 . . . . . . . . . . . . .   124,444     165,926     207,407     248,889     290,370
 650,000 . . . . . . . . . . . . .   134,944     179,926     224,907     269,889     314,870
 700,000 . . . . . . . . . . . . .   145,444     193,926     242,407     290,889     339,370
 750,000 . . . . . . . . . . . . .   155,944     207,926     259,907     311,889     363,870

     Annual retirement benefits payable under the Retirement Plan are calculated on the basis of 1% of the employee's average annual earnings (salary and incentive compensation) for the highest five consecutive years of earnings during the last ten calendar years of employment preceding retirement, up to the employee's average annual compensation level, plus 1.4% of average annual earnings in excess of the employee's average annual covered compensation level, multiplied by the employee's years of credited service up to a maximum of 35 years. Covered compensation is the average of an employee's Social Security Wage Bases during the 35 year period ending in the calendar year in which the employee is eligible for unreduced Social Security benefits. Benefits shown in the table are computed on a straight-life annuity basis at normal retirement age of 65 with no survivor benefits. The retirement benefits would be reduced if an employee elected early retirement or elected to provide a surviving spouse's benefit. The benefits shown are not subject to reduction for any Social Security benefits received. Under the Retirement Plan, a participant with five years of vesting service may retire with an unreduced pension at age 62. The credited years of service under the Retirement Plan for individuals listed in the Summary Compensation Table as of January 1, 1995 were as follows: Mr. Twyman, 22.42 years; Mr. Robinson, 22.75 years; Mr. Demos, 30.25 years, Mr. Koogler, 26.33 years; and Mr. Metzgar, 16.5 years.

     The above table does not reflect the limits on annual covered compensation under Section 401(a)(17) of the Code ($150,000 per year) or the limits on annual benefits payable from the Retirement Plan under Section 415 of the Code ($120,000 per year). To the extent that benefits cannot be provided under the Retirement Plan, the Company has adopted the Supplemental Plan which is a non-qualified plan maintained for certain highly compensated employees designated as participants by the Board of Directors (including the executive officers named in the Summary Compensation Table) which provides retirement benefits which an employee is entitled to receive under the Retirement Plan were it not for the limitations imposed by the Code.

     The Company has entered into a trust agreement to provide for the payment of amounts due under the Supplemental Plan. Pursuant to the trust which is irrevocable, the Company has deposited, and is obligated to maintain on deposit with the trustee, cash, marketable securities and/or insurance policies sufficient to fund such payments. The trust will terminate upon the earlier of the exhaustion of the trust funds or the final payment to the participants in the Supplemental Plan, and any remaining assets will be paid to the Company. The trust is required to be fully funded in the event of a change in control.

              Option/SAR Grants in Last Fiscal Year

     No stock options or stock appreciation rights were granted in the fiscal year ended August 26, 1995 to the Chief Executive
Officer or to any of the executive officers listed in the Summary
Compensation Table.

       Aggregated Option/SAR Exercises In Last Fiscal Year and Fiscal Year-End Option/SAR Value Table

     The following table provides information on option exercises in the fiscal year ended August 26, 1995 by the named executive officers and the value of such officers' unexercised options/SARs at the end of fiscal 1995. The actual amount, if any, realized upon the exercise of stock options will depend upon the market price of the Common Shares relative to the exercise price per share at the time the option is exercised. There were no options exercised by any of the executive officers listed in the table below in fiscal 1995.

                                                                                                       Value of Unexercised
                                                            Number of Unexercised                 In-the-Money
                                                         Options/SARs at FY-End (#)       Options/SARs at FY-End ($)(2)
                            Shares
                          Acquired on       Value
                           Exercise        Realized     Exercisable     Unexercisable     Exercisable     Unexercisable
Name                         (#)            ($)(1)          (#)              (#)              ($)              ($)
________________________________________________________________________________________________________________________
Jack Twyman                    -              -            23,331           6,669            92,274          26,376
Sam Robinson                   -              -            17,500           5,000            69,213          19,775
John Demos                     -              -            11,250           5,000            44,494          19,775
Robert F. Koogler              -              -             5,081           3,779            20,095          14,946
Richard Metzgar                -              -             9,331           2,669            36,904          10,556

(1) Value realized equals fair market value on the date of exercise, less exercise price, times the number of shares acquired without deducting taxes paid by an employee.

(2) Value of unexercised options equals fair market value of the share underlying in-the-money options at August 25, 1995
    ($13.875), less exercise price, times the number of options outstanding.

                    INDEPENDENT PUBLIC ACCOUNTANTS

    The firm of Arthur Andersen LLP has served as the Company's independent public accountants since the Company was organized in 1957 and has been selected as the Company's independent public accountants for the current fiscal year.

    A representative of Arthur Andersen LLP is expected to be present at the shareholders meeting and will be available to make a statement if he so desires and to answer appropriate questions.


           SHAREHOLDERS' PROPOSALS FOR 1996 ANNUAL MEETING

    In accordance with Rule 14a-8 of Regulation 14A under the Securities and Exchange Act of 1934, as amended, proposals of shareholders to be considered for inclusion in the proxy material relating to the 1996 Annual Meeting must be received by the Secretary, Super Food Services, Inc., Kettering Box 2323, Dayton, Ohio 45429, no later than July 8, 1996. It is suggested that a proponent submit any proposal by Certified Mail-Return Receipt Requested.


                            MISCELLANEOUS

    In order to insure the presence of the necessary quorum at the annual meeting, each shareholder who does not expect to attend is urged to sign and promptly return the accompanying proxy in the enclosed envelope to which no postage need be affixed if the envelope is mailed in the United States.

                                    By Order of the Board of Directors


                                    John Demos
                                    Vice Chairman, Secretary and
                                    General Counsel
Dayton, Ohio
November 6, 1995

                      SUPER FOOD SERVICES, INC.
                 1995 ANNUAL MEETING OF SHAREHOLDERS
              PROXY - SOLICITED BY THE BOARD OF DIRECTOR


  The undersigned hereby appoints Jack Twyman, John Demos and Sam Robinson, and each of them, with full power of substitution, the attorneys and proxies of the undersigned to vote all of the Common Shares of Super Food Services, Inc., (the "Company") of the undersigned entitled to vote, with all powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of the Company to be held on Tuesday, December 12, 1995, at 10:00 a.m. Dayton time, and at any adjournment thereof, on the following matters as designated on the reverse side and, in their discretion, on such other matters as may properly come before the meeting.


                     (Continued on reverse side)

The Board of Directors recommends a vote FOR each of the following
Proposals:


1. Election of Directors - Class I nominees are John Demos and Sam
   Robinson.

For all nominees  Withhold authority    INSTRUCTION:  To withhold
listed above      to vote for all       authority to vote for any
(except as        nominees listed.      individual nominee, write
marked to the                           that nominee's name below:
contrary)

   / /                 / /              _____________________________

2. In their discretion, upon such other matters as may properly come before the meeting, or any adjournment thereof.

                            THIS PROXY WHEN PROPERLY EXECUTED WILL
                            BE VOTED AS SPECIFIED HEREIN.  UNLESS
                            OTHERWISE SPECIFIED, THIS PROXY WILL BE
                            VOTED FOR PROPOSALS 1 AND 2.  BY
                            EXECUTING THIS PROXY, THE UNDERSIGNED
                            HEREBY REVOKES ALL PRIOR PROXIES.


                            Dated_____________________________, 1995
                                 (Month)                 (Day)

                            ________________________________________
                                    Signature of Shareholder

                            ________________________________________
                                  Signature (if held jointly)

                            Note:  Please sign your name exactly as
                            it appears hereon.  Each joint owner of
                            stock should sign.  When signing as
                            attorney, executor, administrator,
                            trustee, guardian or as an officer of a
                            corporation, please give your full title as such. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by an authorized person.

PLEASE MARK, SIGN, DATE THIS PROXY AND MAIL IN THE ENCLOSED POSTAGE-PAID
 ENVELOPE.